Exhibit 10.1

April 14, 2010

Joel Bustos

Dear Joel:

It gives me great pleasure to extend an offer of employment to you.  Should you accept, your position title will be Sr. Vice President of Global Operations, located at the Company headquarters in Walla Walla, WA, reporting directly to me.

Joel, we believe this position will expand your career development and provide you an exciting opportunity to further the integrity, continuity, accomplishments and the common discipline of our Global Operations team.

Your compensation structure is as follows:

Exempt Annual Base Salary:
$225,000 per calendar year, paid bi-weekly at the rate of $8,623.84.

Bonus Plan:
Annual Performance Incentive Plan at 100% of base salary (prorated for FY’10).   A formal written performance plan document will be provided to you following the acceptance of this position;  however, the initial performance plan will be based on exceeding our operating income targets for fiscal 2010, which ends September 30, 2010.

Long-Term Incentive Plan:
Key has a Long-Term Incentive Plan that takes the form of restricted stock grants.  The restricted stock grants to management staff are awarded on a discretionary and periodic basis.  The number of shares awarded each individual is determined as a function of their personal contribution and the stock price at point of grant.  Typically, a portion of management's stock grants are employment-based, and a portion are performance-based.

For your first restricted stock award, I am pleased to offer you the following employment-based restricted stock award valued at 162.5% of your starting annual base salary.  This award will be effective on your first day of employment and the number of shares will be determined by the market price (close) for Key's Common Stock on that day.  The restrictions on 8% of the shares will lapse on October 1, 2010.  The restrictions on the next 31% of the shares will lapse on October 1, 2011, and the restriction on the remaining 61% of the shares will lapse on October 1, 2012.  Each vesting is subject to your continued employment through the specified date.  This is an adjustment from the previous letter reflecting the shorter employment in fiscal 2010.

You will receive a performance evaluation at the conclusion of six months of service.

Please note that your employment with Key Technology is contingent upon successfully completing a pre-employment drug screen, criminal history, social security, education and reference check.  Human Resources will make the necessary arrangements with you once you have accepted the position.  In the meantime, please complete and return to HR the enclosed employment application and background authorization.

Benefits:
Provided we receive your completed enrollment forms, your group health, life, disability, and other standard benefit coverage will begin on your first day of employment.  Beginning with your first pay period, you will accrue vacation at the rate of 6.154 hours per pay period (160 hours per year).  You must complete six months of service prior to using any accrued vacation time.  You will be eligible to participate in our 401(k) and Employee Stock Purchase Plan the first of the month following 30-days of employment in accordance with the plan documents.

Relocation:
Human Resources will arrange for packing and transport of normal household goods to Walla Walla through Swartz Moving/ United Van Lines.  We will also pay for up to three house hunting trips and temporary housing in Walla Walla for you for up to six months from your date of hire.  This temporary housing allowance will include the cost of up to six trips home on weekends during that period, but excludes meals or other normal living expenses.

To assist in covering expenses related to selling your current home or expenses related to the purchase of a home in Walla Walla, Key will provide an Incidental Relocation Expense Allowance in the amount of up to $37,500 to be paid to you within 30 days of completing the purchase of a home that serves as your primary residence in Walla Walla.  Having our senior executives established in the Walla Walla community is important to us.  In addition to this specific Relocation Expense Allowance, all of the incentive and bonus compensation described in this offer letter is contingent upon your completing the transition of your primary residence to the Walla Walla community within 12 months of your first day of work.  Any incentive compensation that might otherwise be earned during the first 12 months of your employment prior to completing the transition will be held in a suspense account and will remain contingent upon completing the transition prior to the expiration of the 12-month period.

Relocation costs will be provided without tax consequence to you.  Expenses viewed as taxable income under IRS guidelines will be grossed up for tax purposes.

I-9 Requirement:
It is required by law that all persons working in the United States must provide proof of their employment eligibility by furnishing their employer with appropriate documentation on the first day of employment.  Therefore, should you accept our offer, you will need to provide us with the appropriate identification from the following lists (one from List A – or – one from List B and one from List C):

LIST A	LIST B	LIST C
U.S. Passport	Driver License or I.D. Card	Social Security Card
Permanent Resident Card	U.S. Military Card	Birth Certificate
Unexpired employment authorization document		Unexpired INS Employment
Unexpired foreign passport
Alien Registration card with photograph

Please let us know in advance of any complications.

Joel, we look forward to your acceptance and to your joining the Company.  Should you have any questions or need clarification about any of the terms in this offer, please don’t hesitate to contact me.

In order to officially confirm your acceptance of employment, please sign the attached confirmation page and return it to the Human Resources department as soon as possible.  The letter is yours to keep.  This offer shall remain open for seven (7) days from the date of this letter. Should you accept, we anticipate your start date to be on or around the week of June 14.

Joel, our intention is to keep your acceptance confidential until you have notified your current employer as to your decision to join Key Technology, and we will not make any public releases until you have advised us that you have communicated your intentions.

We look forward to having you on the team!

Sincerely

/s/ David M. Camp
President and CEO

cc:           Human Resources

BE ADVISED: Only offers that are made in writing and signed by an authorized Company representative will be considered valid and honorable by the Company.  Verbal offers will not be acknowledged or honored for any reason or from any person.

EMPLOYMENT CONFIRMATION

I, Joel Bustos, accept Key Technology, Inc.’s offer of employment for the position of Sr. Vice President of Global Operations.  I understand the terms and conditions of the employment offer as described in my offer letter.  I also acknowledge that the employment is of an “at will” nature, which means that I may resign at anytime and my Employer may discharge me at any time, with or without cause.

/s/ Joel Bustos________________________  4/21/10
Joel Bustos                                                                Date

/s/ David Camp_______________________ 4/15/10
David Camp                                                                Date
President and CEO